PLAN OF COMPLETE LIQUIDATION
                                       OF
                          DRUG GUILD DISTRIBUTORS, INC.


     1. PLAN OF LIQUIDATION. Drug Guild Distributors, Inc. ( "DGD"), shall be completely liquidated in the manner stated in this Plan of Complete Liquidation (the "Plan"). Capitalized terms not otherwise defined in the Plan shall have the meanings ascribed to them in the Asset Purchase Agreement hereinafter mentioned.

     2. APPROVAL AND RATIFICATION. The Plan shall be deemed adopted by DGD upon its approval by DGD's Board of Directors (the "Board") and approval or ratification by the affirmative vote of a majority of the votes cast by the holders of record of the outstanding shares of DGD entitled to vote thereon, at a shareholders' meeting duly called and held for the purpose.

     3. SALE OF ASSETS. After the Plan has been adopted, and the adoption approved or ratified in accordance with the foregoing procedure, DGD shall accomplish its liquidation by concluding the sale of substantially all of its assets to Neuman Distributors, Inc., a New Jersey corporation ("NDI") and a wholly owned subsidiary of Neuman Health Services, Inc. ("Neuman"), a New Jersey corporation, pursuant to the Asset Purchase Agreement (the "Asset Purchase Agreement") among DGD, Neuman and NDI substantially in the form accompanying this document.

     4. CESSATION OF BUSINESS. DGD shall cease doing business as soon as practicable after the closing of the sale of its assets to NDI, except to the extent required to wind up its affairs.

     5. DISSOLUTION AND LIQUIDATION. As soon as appropriate after the closing of the sale of its assets to NDI, DGD shall dissolve and terminate its corporate existence in accordance with the laws of the State of New Jersey and, after paying, satisfying or discharging, or making provision for the payment, satisfaction or discharge of all debts and other liabilities of the Company, DGD shall liquidate and distribute to the holders of its preferred stock, par value $100.00 per share, the sum of One Hundred Dollars ($100) per share before any amounts are paid to or on account of the holders of the Company's common stock, par value $1.00 per share. The holders of preferred stock shall be entitled to no further participation in any other distribution. After payment to the holders of preferred stock of the preferential amount aforesaid, any assets remaining shall be distributed, pro rata, at such times and in such amounts as the Board of Directors shall determine, to the holders of the Company's common stock.

     6. SURRENDER OF CERTIFICATES. The Company may condition the payment to holders of preferred stock and common stock

     (a) of any partial liquidating distribution or dividend on the surrender to it of the share certificates on which the distribution or dividend is to be paid for endorsement to reflect such payment; or


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     (b)  of  the final liquidating distribution or dividend on the surrender to it for cancellation of the share certificates on which the distribution or dividend is to be paid.

     7. AUTHORIZATION OF NECESSARY ACTS. The officers of DGD and its Board are hereby authorized to do and perform such acts, execute and deliver such documents, and do all other things as may be reasonably necessary or advisable to accomplish the Plan, including the execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to implement the Plan. The directors may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation and dissolution of DGD, and the distribution of its assets to its shareholders in accordance with the applicable laws of the State of New Jersey. The death, resignation, or other disability of any director or officer of the Corporation shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in the Plan. Upon such deaths, resignation, or other disability, the surviving or remaining directors, or, if there be none, the surviving or remaining officers, shall have authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in the Plan. All the acts, powers and duties conferred upon the Board in the Plan may be exercised by the Executive Committee of the Board when the Board is not in session.


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